KOHL'S CORPORATION REPORTS JANUARY COMPARABLE STORE SALES

Raises Fourth Quarter Earnings per Share Guidance

MENOMONEE FALLS, WI, -- (Business Wire) - February 4, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the four-week month ended January 30, 2010 increased 10.7 percent from the four-week month ended January 31, 2009. On a comparable store basis, sales increased 6.5 percent.

Total sales for the year increased 4.8 percent from the prior year. On a comparable store basis, sales for the year increased 0.4 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "Our January sales results reflect continued consistency as all of our lines of business and all regions once again achieved positive comparable sales increases. We continue to see strong increases in transactions per store driving our business, indicating customers are selecting Kohl's when they choose to shop, even as they remain conservative in their discretionary spending."

From a regional perspective, the Southwest region led the company, as it has throughout most of 2009. From a line-of-business perspective, Footwear and Womens reported the strongest comparable store sales increases.

As a result of its January sales performance and strong inventory and expense management, the Company is raising its fourth quarter earnings per share guidance from $1.28 to $1.30 per diluted share to $1.36 to $1.37 per diluted share.

	Fiscal Period Ended		% Change
	Jan. 30,	Jan. 31,	All	Comp
	2010	2009	Stores	Stores
($ in millions)
Month	$ 798	$ 720	10.7%	6.5%
Quarter	5,682	5,235	8.5	4.5
Year	17,178	16,389	4.8	0.4

As of January 30, 2010, the Company operated 1,058 stores in 49 states, compared to 1,004 in 48 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, February 4, until 8:30 PM EST on Friday, February 5. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

Fourth Quarter 2009 Earnings Release and Conference Call

Kohl's will release its fourth quarter earnings on Thursday, February 25, 2010 at 7:00 AM EST. A conference call is scheduled at 8:30 AM EST. Investors will have an opportunity to listen to the conference call by dialing (706) 902-0486, using Conference ID 53527657. A replay of the call will also be accessible beginning at approximately 9:30 AM EST on February 25, until midnight EST on March 25, 2010. To listen to the replay, dial (706) 645-9291, and use Conference ID 53527657.

In addition, the call will be web cast live over the Internet through the Company's web site located at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm. To participate in the conference, register at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=60706&eventID=2705091 at least ten minutes prior to the call to download and install any necessary audio software. The web cast will be available for 30 days.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company's targeted sales and earnings. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. Kohl's operates 1,058 stores in 49 states. A company committed to the communities it serves, Kohl's has raised more than $126 million for children's initiatives nationwide through its Kohl's Cares for Kids® philanthropic program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464